Exhibit 4.5

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

TECHNEST HOLDINGS, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:.

SERIES C PREFERRED

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Sections (2)(a) and (b) of that Certificate, of Designation filed with the Nevada Secretary of State on February 14, 2005, is hereby amended to read in their entirety as follows:

(a) CONVERSION RIGHT. Subject to the availability of sufficient authorized shares of Common Stock for issuing at conversion, each share of Series C Preferred Stock (a “Series C Preferred Share”) shall be convertible, at the option of the Holder thereof at the office of the Company or any transfer agent for the Series C Preferred Stock, into such number of fully paid and nonassessable shares of the Company's common stock, $.001 par value per share (“Common Stock”), rounded (Continued on attached page)

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

/s/ Gino M. Pereira
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After Revised: 3-5-09

ATTACHMENT TO AMENDMENT TO CERTIFICATE OF DESIGNATION AFTER ISSUANCE OF CLASS OR SERIES OF TECHNEST HOLDINGS, INC.
(SERIES C PREFERRED STOCK)

(Continued from first page)

downward to the nearest whole share in accordance with Section 2(e) below, and as is determined by dividing $2.175 by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” shall initially be equal to $.0102993. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b) [RESERVED]